Exhibit 99


Tuesday February 12, 9:55 am Eastern Time

Press Release

SOURCE: MicroFinancial, Inc.

                    New Chairman of the Board and President
                    Announced at MicroFinancial Incorporated


WALTHAM, Mass.--(BUSINESS WIRE)--Feb. 12, 2002--On January 17, 2002, MicroFinancial's Board of Directors appointed Dr. Peter R. von Bleyleben Chairman of the Board. Bleyleben will assume the role of Chairman and also continue his duties as CEO effective immediately.

The position of President of MicroFinancial will be assumed by Richard F. Latour, who will continue to serve the corporation in the roles of COO and, for the time being, CFO of the company. Mr. Latour will also be recommended for nomination to the Board of Directors at the next special meeting of shareholders in May 2002.

Under the leadership of Bleyleben and Latour since its earliest days, MicroFinancial is a leader in the "microticket" segment of the leasing industry. It has paid a quarterly dividend for twenty-seven consecutive quarters and has been profitable since 1987. MicroFinancial had its initial public offering in early 1999.

Previous to his promotion to Chairman of the Board, Bleyleben has served as President, Chief Executive Officer and Director of MicroFinancial or its predecessor since January 1987. Before joining the company, he was Vice President and Director of the Boston Consulting Group, Inc. in Boston. Dr. Bleyleben earned an M.B.A. with distinction and honors from the Harvard Business School, an M.B.A. and a Ph.D. in Business Administration and Economics, respectively, from the Vienna Business School in Vienna, Austria and a B.S. in Computer Science from the Vienna Institute of Technology.

From 1986 to 1995, Latour was Vice President of Finance and Chief Financial Officer of the company. Prior to joining MicroFinancial, Latour was Vice President of Finance for eleven years with Trak Incorporated, an international manufacturer and distributor of consumer products, where he was responsible for all financial and operational functions. He earned a B.S. in Accounting from Bentley College.

Started in 1986, MicroFinancial, Inc. is a publicly traded company on the NYSE (Stock symbol: MFI). Its wholly-owned subsidiary, Leasecomm, finances equipment ranging in price from $500-$10,000. Leasecomm is the preferred leasing company of thousands of companies nationwide. Leasecomm uses proprietary software in developing a sophisticated, risk-adjusted pricing model and in automating its credit approval and collection systems. They provide leasing services to dealers selling business equipment and fixtures ranging from point of sale authorization equipment to security equipment to restaurant and medical equipment. Leasecomm is distinguished by its financial stability, a solid 15-year track record in business, as well as the ability to offer financing to lessees with a broad spectrum of credit histories.

For  more   information,   contact   MicroFinancial's   Director  of   Marketing
Communications, Kathleen Bennett at 1-781-890-0369 ext. 7418.


-------------------
Contact:

     MicroFinancial, Inc.
     Kathleen Bennett
     1-781-890-0369 x7418